EXHIBIT 21

ARTESIAN RESOURCES CORPORATION AND SUBSIDIARY COMPANIES

Subsidiaries of Registrant

The following list includes the Registrant and all of its subsidiaries as of December 31, 2010.  The voting equity interests of each company shown is owned, to the extent indicated by the percentage, by the company immediately above, which is not indented to the same degree.  All subsidiaries of the Registrant appearing in the following table are included in the consolidated financial statements of the Registrant and its subsidiaries.

Name of Company	State of Incorporation	Percentage of Voting Equity Interests Owned

Artesian Resources Corporation	Delaware
Artesian Water Company, Inc.	Delaware	100
Artesian Water Pennsylvania, Inc.	Pennsylvania	100
Artesian Water Maryland, Inc.	Delaware	100
Artesian Development Corporation	Delaware	100
Artesian Wastewater Management, Inc.	Delaware	100
Artesian Wastewater Maryland, Inc.	Delaware	100
Artesian Utility Development, Inc.	Delaware	100
Artesian Consulting Engineers, Inc.	Delaware	100